Exhibit 99

General Electric Company
Financial Measures That Supplement Generally Accepted Accounting Principles

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. Specifically, we have referred to:

•	organic revenue growth in the three months ended June 30, 2006

•	delinquency rates on certain financing receivables of the Commercial Finance and Consumer Finance segments

The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures follow.

Organic Revenue Growth - Restated

	Three months ended June 30
(In millions)	2006 (Restated)	2005 (Restated)	% change

GE consolidated continuing revenues as reported	$40,048	$36,300	10%
Less the effects of:
Acquisitions, business dispositions (other than dispositions of businesses acquired for investment) and currency
exchange rates	679	329
GECS commercial paper interest rate swap adjustment	148	(239)
GE consolidated revenues excluding the effects of acquisitions, business dispositions (other than dispositions of businesses acquired for investment), currency exchange rates and the
GECS commercial paper interest rate swap
adjustment(organic revenues)	$39,221	$36,210	8%

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our second quarter 2006 revenue growth without the effects of acquisitions, business dispositions and currency exchange rates and the GECS commercial paper interest rate adjustment.

(1)

Delinquency Rates on Certain Financing Receivables

Commercial Finance

	At
	6/30/06(a)	12/31/05	6/30/05

Managed	1.29%	1.31%	1.31%
Off-book	0.45	0.76	0.98
On-book	1.55	1.53	1.42

Consumer Finance

	At
	6/30/06(a)	12/31/05	6/30/05

Managed	5.22%	5.08%	5.15%
Off-book	4.92	5.28	4.71
On-book	5.24	5.07	5.18

(a)	Subject to update.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. Further, investors use such information, including the results of both the on-book and securitized portfolios, which are relevant to our overall performance.

(2)